ALLEN ORGAN COMPANY

EXHIBIT 14 - CODE OF BUSINESS CONDUCT AND ETHICS


1. Overview

Allen Organ Company has a long-standing commitment to and a reputation for complying with applicable laws, rules and regulations and conducting business with honesty and high ethical standards.
Upholding this commitment and maintaining our valuable reputation for doing what is right is critical for our continued success. The reference throughout this Code to "the Company" includes Allen Organ Company and all of its wholly and majority owned subsidiaries.

This Code of Business Conduct and Ethics (the "Code") summarizes our standards of business conduct and ethical principles. It applies to all employees, officers and members of the Board of Directors of the Company. The Company also expects others who work on the Company's behalf, such as agents and consultants, to be guided by this Code in their work for the Company. All of the foregoing persons are from time to time directly referred to herein as "you."

Beyond compliance with applicable laws, rules and regulations, you are expected to observe high standards of business and personal ethics in your work for the Company. This requires the practice of honesty and integrity in every aspect of dealing with other Company employees, the public, business partners and the business community, stockholders as well as governmental and regulatory authorities. Since no code or policy can address every ethical choice that you may face in our business, the Company also relies on your good sense and judgment of what is right, including a sense of when it is appropriate to seek guidance from others on the proper course of conduct.

Compliance with this Code is imperative. Violations will result in corrective and disciplinary action, which may include dismissal for employees, termination of services for agents and consultants or other appropriate actions.

2. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. In performing your work for the Company, you must comply with all applicable governmental laws, rules and regulations of the jurisdictions in which we operate. Although not everyone is expected to know all of the details of these laws, rules and regulations, which can be complex, you are expected to understand the general legal and regulatory framework applicable to your job function and to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel with respect to a compliance issue that may arise. Accordingly, you are expected to be familiar with, through continuing education if appropriate, the laws, rules and regulations applicable to your particular areas of responsibility for the Company.

3. Conflicts of Interest

A "conflict of interest" exists when an employee, officer or director has a material private interest or personal relationship that interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. It is the Company's policy that actual or apparent conflicts of interest must be avoided, and any material transaction or relationship involving a potential conflict of interest must be approved in advance by the Company's Board. In addition, all related party transactions of the Company must be reviewed and approved by the Audit Committee of the Board.

Conflicts of interest may also arise if an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Company loans to or guarantees of obligations of such persons are of special concern and personal loans to executive officers and Directors are prohibited by the Sarbanes-Oxley Act of 2002. It is the Company's policy that such conflicts of interest involving improper personal benefits are prohibited.

If you become aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you must promptly report such transaction or relationship to an executive officer, member of the Audit Committee or Board of Directors.

4. Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance the Company`s interests when the opportunity to do so arises. It is the Company's policy that employees, officers and Directors shall not:

   - take for themselves personally opportunities that are discovered through the use of Company property, information or position;

   - use Company property, information, or position for improper personal gain; and

   -    compete with the Company directly or indirectly.

These restrictions shall not apply to the acquisition of less than one percent of the publicly traded securities of another company. While under extraordinary circumstances where it is not detrimental to the Company, it may be proper for the Company to grant a waiver to the foregoing policy, any waiver with respect to an executive officer or a Director must be approved by the Board and disclosed to Company shareholders.

5. Confidentiality

You must strictly maintain the confidentiality of confidential and/or proprietary information entrusted to you by the Company or its business partners, except when disclosure is authorized in advance by an executive officer or is legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its business partners, if disclosed. It also includes information that business partners have entrusted to us. The obligation to preserve confidential and proprietary information continues even after your employment or other relationship with the Company ends.

6. Computer System Confidentiality and Security

All computer system data created and stored for the Company and its customers shall be treated as confidential information and protected. You shall comply with the Company's Information Technology Security Policy, as from time to time adopted or revised. As most Company software is protected by copyright, no computer software licensed to the Company shall be copied or duplicated by you without the express written approval of the designated officer of the Company. No one shall use, in the Company or for the Company, software that is not licensed to or owned by the Company. The Company requires you to obey the copyright laws that pertain to licensed software, as violation of these laws can lead to serious civil and criminal liability for the Company and the employee involved.

7. Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly, not through unethical or illegal business practices, and you should endeavor to deal fairly with the Company's business partners, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Misappropriating proprietary information of other companies or inducing disclosures of such information by past or present employees of other companies is prohibited.

8. Business Entertainment and Gifts

The purpose of business entertainment and gifts is to create goodwill and sound working relationships, not to gain unfair advantage. No business entertainment or gift should ever be offered, given, provided or accepted unless it:

   -    is not a cash gift;

   -    is consistent with customary business practices;

   -    is not excessive in value;

   -    cannot be construed as a bribe or payoff; and

   -    does not violate any laws, rules or regulations.

You should discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

9. Protection and Proper Use of Company Assets

You should take appropriate steps within your areas of responsibility for the Company to protect its assets and ensure their efficient use. All Company assets should be used for Company business purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no additional cost to the Company, it does not interfere with your work duties and is not related to an illegal activity.

The obligation to protect the Company's assets includes protection of the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, as well as business plans, engineering and production ideas, databases, records, salary information and any unpublished financial, operating or resources data and reports. Unauthorized use or distribution of the Company's proprietary information would violate this Code and could also be illegal and result in civil or even criminal penalties.

10. Insider Trading

The Company prohibits employees, officers and Directors who become aware of material nonpublic information about the Company or another company during the course of their employment or relationship with the Company from seeking to benefit by buying or selling securities on the basis of such nonpublic information. Under Securities and Exchange Commission rules, the purchase or sale of a security is generally deemed to be "on the basis" of material nonpublic information if the person making the trade was "aware" of the information when the trade was made. In addition, the Company prohibits you from "tipping" others with material nonpublic information where they may make a profit or avoid a loss through the trading of securities. Insider trading and tipping is not only unethical and contrary to this Code, but also illegal and will be dealt with decisively. If you have any questions, you should contact the Company's Vice President - Finance.

11. Equal Employment Opportunity

The Company provides an equal employment opportunity to all individuals based on job-related qualifications and ability to perform the job, without regard to age, sex, race, color, religion, national origin or disability. For further details regarding the Company's equal employment opportunity policy, you should refer to the Employee Handbook or the Company's Human Resource Manager.

12. Harassment

The Company strives to provide a workplace free of harassment of any type. For further details regarding the Company's policy against harassment and related reporting and disciplinary procedures, you should refer to the Employee Handbook or the Company's Human Resource Manager.

13. Health and Safety

The Company strives to provide each employee, as well as visitors, with a healthy and safe work environment. Each employee is responsible for maintaining a healthy and safe workplace for all employees by following health and safety rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices or conditions.

Employees should report to work in a condition to perform their duties free from the influence of alcohol or drugs. For further details regarding the Company's policy against alcohol and drug abuse, you should refer to the Employee Handbook or the Company's Human Resource Manager.

14. Environment

The Company's operations are subject to numerous laws, rules and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. The Company is committed to the protection of the environment by minimizing the environmental impact of our operations and we intend to comply with all applicable environmental laws, rules and regulations. If you become aware of an unreported spill or any other environmental compliance problem, you must promptly report the same to an appropriate Company officer or supervisor.

15. Accounting and Other Information Records

The Company relies on its accounting and other information records to produce financial statements and other reports for management, stockholders, creditors, governmental agencies and others. Applicable laws, rules and regulations require that the Company keep accurate books and records and maintain a system of internal controls to ensure that our records fairly reflect our transactions.

All Company accounting and other information records, as well as reports produced from those records, must be kept and presented in accordance with applicable laws, rules and regulations. In addition, the Company's accounting records must accurately and fairly reflect in reasonable detail the Company's assets, liabilities, revenues and expenses and facilitate the preparation of financial statements in accordance with generally accepted accounting principles. Compliance with the Company's system of internal accounting controls is required at all times. Therefore, unrecorded funds, assets, liabilities or any other material item shall not occur and false or intentionally misleading entries, including intentional misclassification of transactions as to accounts, departments or accounting periods, must not be made in the Company's accounting records. All transactions shall be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

Many employees use business expense accounts, which must be documented and recorded accurately. For further details regarding the submission and approval of business expense reports, you should refer to the Travel and Entertainment Policy.

All business records and communications should be clear, truthful and accurate. Since business records and communications can become public through litigation, government investigations and the media, exaggeration, inappropriate language, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood must be avoided. This applies equally to e-mail messages, internal memos and formal reports. Records must be retained in accordance with applicable laws, rules and regulations and applicable Company record retention policies. In the event of a pending or anticipated subpoena, legal proceeding or governmental investigation, you must not dispose of, alter or conceal any records or documents that are in any way related or relevant to that matter. If you have any questions in this area, you should contact the Company's Vice President - Finance.

16. Complaints or Concerns About Accounting or Auditing Matters

The Audit Committee of the Company's Board of Directors has established procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters of the Company and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters of the Company. If you have any concerns regarding accounting, internal accounting controls, auditing matters or comparable items of the Company, you may contact any member of the Audit Committee, any other Director or officer of the Company and our independent auditors. An employee may submit any concern on a confidential and anonymous basis in accordance with the Procedures for Accounting/Auditing Complaints and Concerns posted in each office. If you receive a complaint or a concern, you must promptly forward such information to the Chairperson of the Audit Committee and the Vice President - Finance of the Company in accordance with those procedures.

17. Disclosures in SEC Reports and Other Public Communications

It is the Company's policy that there shall be full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in other public communications made by the Company. The Company maintains a system of disclosure controls and procedures that are designed for the purpose of ensuring that information required to be disclosed in the Company's SEC reports is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Such information is accumulated and communicated to the appropriate executive officers of the Company to allow timely decisions regarding required disclosure. Compliance with those disclosure controls and procedures is imperative. All Company press releases and other similar public communications must be approved by the appropriate spokesperson(s) and shall be the product of the good faith best efforts of all persons involved to present the information in a full, fair, accurate, timely and understandable manner.

18. Political Contributions

Except for certain nonfederal elections, political contributions to candidates by corporations are prohibited under U.S. law.
Accordingly, it is the Company's policy that no one may make or commit to any political contributions on behalf of the Company, and political contributions may not be made, either directly or indirectly, through the use of Company expense accounts, through payments to third parties or through other such devices.

19. Payments to Government Personnel

There are a number of laws, rules and regulations which prohibit the payment of inappropriate gratuities to United States government personnel. The offer, promise or delivery to a federal government official or employee of a gift, favor or other gratuity in violation of these laws, rules and regulations would not only violate Company policy, but could also be a criminal offense. State and local governments may have similar laws, rules and regulations. In addition, the Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials, either directly or through agents or other third parties, are strictly prohibited. If you have any questions in this area, you should contact the Vice President - Finance.

20. Administration of the Code

The Company's Board shall review this Code as circumstances dictate, and when necessary or desirable, amend the Code to ensure that:

   - The Company continues to comply with applicable laws, rules and regulations, including those of the SEC and the NASDAQ Stock Exchange;

   -    The Company meets industry standards;

   - The Company continues to observe high standards of business ethics and conduct; and

   - any weaknesses revealed through monitoring, auditing and reporting systems, or otherwise revealed, are eliminated or corrected.

The Code shall be distributed to all employees, officers and agents of the Company, and shall be disclosed in accordance with the requirements of the SEC and the NASDAQ Stock Exchange.

21. Changes to or Waivers from the Code

Any changes to this Code and/or any waiver from this Code, including an implicit waiver resulting from inaction with respect to a reported or known violation of this Code, for an executive officer or Director of the Company, may be made only by the Company's Board. In addition, such action shall be promptly disclosed to stockholders and others as required by law, SEC rules and regulations, and NASDAQ Stock Exchange rules. Any other change or waiver may be made only by an executive officer of the Company.

22. Compliance and Internal Reporting of Violations

You are encouraged to talk to supervisors, managers or other appropriate Company personnel with whom you feel comfortable when in doubt about the best course of action in a particular situation. If you become aware of conduct or a matter which you reasonably believe constitutes a violation of this Code or applicable laws, rules or regulations, you must promptly report your concern to an executive officer of the Company. If such violation involves an executive officer or Director, it shall be reported to the Company's Board, or to the Audit Committee of the Board if it involves an accounting or information records matter.

It is the Company's policy that there shall be no retaliation, discrimination or intimidation in any form against any person who in good faith and pursuant to the provisions of this Code reports conduct or a matter which the reporting person reasonably believes constitutes a violation of this Code or applicable laws, rules or regulations (except that appropriate disciplinary action may be taken against the reporting person if such person was involved in the violation). The confidentiality of a reporting person shall be protected to the extent possible, consistent with law and the requirements necessary to conduct an effective investigation of the conduct or matter.

23. Investigation of Violations

If, through compliance monitoring, internal or independent audit procedures, reports or otherwise, the Company receives information regarding a potential violation of this Code, an executive officer, or if the matter involves an executive officer or Director, the Board, shall, as appropriate:

   -    evaluate such information as to gravity and credibility;

   - initiate an informal inquiry or a formal investigation with respect thereto;

   - prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

   - determine and implement the appropriate disciplinary action, if required; and

   - recommend any changes in this Code necessary or desirable to prevent further similar violations.

In the event that an executive officer determines that the gravity and credibility of the information concerning a potential violation of the Code warrants an investigation conducted by the Board, or if an executive officer or Director is involved in the potential violation, the Board shall, as appropriate, conduct an investigation in a manner consistent with the foregoing procedures. All employees, officers and Directors are expected to cooperate in any investigation of a potential violation of this Code.

All documents and reports with respect to potential violations of this Code and the resolution and any action taken with respect thereto shall be retained in accordance with applicable laws, rules and regulations.

24. Disciplinary Measures

The Company shall promptly and consistently enforce this Code through appropriate means of discipline. Potential disciplinary measures shall include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary or other compensation, termination of employment or relationship, terminating a business relationship and restitution.

Persons subject to disciplinary measures shall include, in addition to the principal violator, others involved in the violation, such as persons who fail to use reasonable care to detect a violation, persons who if requested to provide information withhold material information about a violation, and supervisors who approved or condoned the violation or attempted to retaliate against a person who reported the violation or the violators.

25. Other Company Policies and Procedures

This Code is not intended to supersede the existing Company policies and procedures already in place and set forth in the Company's Employee Handbook. Certain policies and procedures referred to herein are contained in their entirety in other documents and you should refer to those documents for a complete description of such policies and procedures.